Exhibit 10.4

GENERAL SERVICES AGREEMENT

by

and

among

TRONOX LIMITED,

EXXARO RESOURCES LIMITED,

and

EXXARO TSA SANDS PROPRIETARY LIMITED

and

EXXARO SANDS PROPRIETARY LIMITED

Dated as of 15 June 2012

1.	DEFINITIONS AND INTERPRETATION	2

2.	SERVICES	7

3.	STANDARDS OF PERFORMANCE: LEVEL OF SERVICES	8

4.	RESOURCES	9

5.	COOPERATION; AMICABLE DISPUTE RESOLUTION	10

6.	INTELLECTUAL PROPERTY	11

7.	EXCEPTIONS TO EXXARO’S OBLIGATION TO PERFORM	11

9.	PAYMENT AND AUDIT RIGHTS	13

10.	CONFIDENTIALITY	14

11.	TERM	16

12.	STAFFING	17

13.	CONSEQUENCES OF TERMINATION	17

14.	DISCLAIMER OF WARRANTIES	17

15.	DAMAGES	17

16.	INDEMNIFICATION	18

17.	SUBROGATION	19

18.	INDEPENDENT CONTRACTOR	19

19.	COMPLIANCE WITH LAWS	19

20.	MISCELLANEOUS	19

EXHIBIT A—Services Provided by Exxaro and the Exxaro Group to the Tronox Group

PARTIES

The Parties to this GS Agreement are:

Tronox Limited, a corporation organized and existing under the laws of Australia with registration number ACN153348111;

Exxaro Resources Limited, a company organized and existing under the laws of the Republic of South Africa with registration number 2000/011076/06;

Exxaro TSA Sands Proprietary Limited, a company organized and existing under the laws of the Republic of South Africa with registration number: 1998/001039/07; and

Exxaro Sands Proprietary Limited, a company incorporated in the Republic of South Africa, with registration number: 1987/001627/07.

INTRODUCTION

A. Pursuant to the Transaction Agreement, Exxaro has sold its mineral sands business, including its interest in the Tiwest Joint Venture, to Tronox in exchange for newly issued Tronox common shares (the “Transaction”).

B. In connection with the Transaction, Tronox and the South African Acquired Companies desire to obtain from Exxaro the services described herein, after the completion of the Transaction in accordance with the terms and conditions of this GS Agreement, save for project services, which are to be provided by Exxaro to the South African Acquired Companies in accordance with the provisions of the Project Services Agreement.

NOW, THEREFORE, the Parties, hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	For purposes of this GS Agreement, the following terms have the meanings set forth or as referenced below:

“Acquired Companies” means, collectively, the Australian Acquired Companies and the South African Acquired Companies.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Australian Acquired Companies” means (a) Exxaro Investments (Australia) Pty Ltd, ABN 53 071 040 152 , (b) Exxaro Holdings (Australia) Pty Ltd, ABN 90 071 040 750, (c) Exxaro Australia

Sands Pty Ltd, ABN 28 009 084 851, (d) Ticor Resources Pty Ltd, ABN 27 002 376 847, (e) Ticor Finance (A.C.T.) Pty Ltd, 58 008 659 363, (f) TiO2 Corporation Pty Ltd, ABN 50 009 124 181, (g) Tific, (h) Yalgoo, (i) Tiwest Sales Pty Ltd, ABN 40 009 344 094, (j) Senbar Holdings Pty Ltd, ABN 86 009 313 062, (k) Synthetic Rutile Holdings Pty Ltd, ABN 38 009 312 047, and (l) Pigment Holdings Pty Ltd, ABN 53 009 312 994.

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are generally open for business in each of New York, South Africa and Perth, Australia.

“Closing Date” has the meaning given to such term in the Transaction Agreement.

“Contract” means any written or oral agreement to create rights and/or obligations which are legally binding, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, sales order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, license agreement, contribution agreement, partnership agreement or other arrangement, understanding, permission or commitment.

“End date” means the Business Day on which the last Service provided in terms of this GS Agreement is no longer provided.

“Exxaro” means Exxaro Resources Limited, a company organized and existing under the laws of the Republic of South Africa with registration number 2000/011076/06.

“Exxaro Sands” means Exxaro Sands Proprietary Limited, a company incorporated in the Republic of South Africa, with registration number: 1987/001627/07.

“Exxaro Selling Entities” has the meaning given to such term in the Transaction Agreement.

“Exxaro Group” means Exxaro and its Subsidiaries (excluding the Acquired Companies).

“Exxaro TSA Sands” means Exxaro TSA Sands Proprietary Limited, a company organized and existing under the laws of the Republic of South Africa with registration number: 1998/001039/07.

“Force Majeure Event” has the meaning specified in Section 8.

“GS Agreement” means this General Services Agreement and includes any exhibits and annexures.

“General Services” means the “Services” as such term is defined in this GS Agreement.

“Governmental Entity” means any national, supranational, provincial, municipal, regional or local governmental or regulatory authority, agency, commission, court, tribunal, or other governmental entity.

“Group” means either the Exxaro Group or the Tronox Group, as the context requires.

“JIBAR Rate” means, as of the date of any calculation or determination, the rate per annum appearing on the Reuters Screen SAFEY Page (or such other page as may replace SAFEY on that service, or such other service as may be nominated by the Banking Association of South Africa as an information vendor for the purpose of displaying Banking Association of South Africa Interest Settlement Rates for Rand deposits) as the Johannesburg interbank offered rate for deposits in Rand, at approximately 11:00 a.m., Johannesburg time, two Johannesburg Business Days prior to such date of calculation or determination.

“Losses” means, collectively, any and all liabilities, losses, damages, diminutions, claims, judgments, awards, fines, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees. .

“Parties” means Tronox, Exxaro TSA Sands, Exxaro Resources and Exxaro Sands each as a “Party” and collectively as the “Parties”.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Project Services Agreement” means the agreement to be entered into between Exxaro and the South African Acquired Companies in terms of which Exxaro will provide project services to certain projects undertaken by the South African Acquired Companies, after completion of the Transaction.

“Rand” and “R” means the South African rand, the lawful currency of the Republic of South Africa.

“SEC” means the United States Securities and Exchange Commission

“Services” have the meaning ascribed to them in clause 2 and Service shall bear like meaning.

“Service Costs” means, with respect to each Service provided under the terms and subject to the conditions of this GS Agreement, an amount equal to the sum of such of the following items as may apply:

“Service Costs” means, with respect to each Service provided under the terms and subject to the conditions of this GS Agreement, an amount equal to the sum of such of the following items as may apply:

(a)	the full cost (including actual labor costs, all associated benefits costs and employment taxes, as well as the operating and overhead costs) to Exxaro of providing such service in respect of the individual employees of Exxaro who are engaged in the provision of such Service, for the portion of their work time engaged in the provision of such Service;

(b)	the costs charged to Exxaro by a third party provider in connection with such Service;

(c)	the reasonable out-of-pocket and other expenses (other than the costs charged under item (a) above) incurred by Exxaro in connection with such Service as evidenced by relevant supporting vouchers;

(d)	Taxes, (other than Transfer Taxes) incurred or leviable by Exxaro in connection with such Service; and

(f)	any costs expressly included as Service Costs in this GS Agreement, including any costs as set forth in Exhibit A .

“South African Acquired Companies” means Exxaro Sands and Exxaro TSA Sands.

“Tax” means (a) all taxes, charges, fees, imposts, levies or other assessments, including but not limited to all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer pricing, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax, amounts in respect of tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), (c) any transferee liability in respect of any items described in clause (a) or (b), and (d) and any liability for items described in clauses (a), (b) or (c) as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person; in each case, with the exclusion of any Transfer Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or collection of any Tax.

“Tiwest Joint Venture” has the meaning given to such term in the Transaction Agreement.

“Transfer Taxes” has the meaning given to such term in the Transaction Agreement.

“Transaction” has the meaning specified in the preamble hereto.

“Transaction Agreement” means the amended and restated transaction agreement entered into between inter alia Exxaro and Tronox on 20 April 2012.

“Tronox” means Tronox Limited, a corporation organized and existing under the laws of Australia with registration number ACN153348111.

“Tronox Group” means Tronox and its Subsidiaries (including the Acquired Companies).

“TS Agreement” means the transition services agreement entered into between inter alia Exxaro and Tronox.

1.2	Unless the context of this GS Agreement otherwise requires, the following rules of interpretation shall apply to this GS Agreement:

(a)	a “clause” and a “section” shall, subject to any contrary indication, be construed as a reference to a clause or a section, respectively, hereof;

(b)	“law” shall be construed as any law (including common or customary law), or statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

(c)	a reference to any law, rule, ordinance enactment or regulation shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority, whether or not having the force of law;

(d)	a reference to any agreement, instrument, contract or other document shall include any amendment, restatement, supplement or other modification thereto;

(e)	whenever the words “include,” “includes” or “including” (or similar terms) are used in this GS Agreement, they are deemed to be followed by the words “without limitation”;

(f)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this GS Agreement, refer to this GS Agreement as a whole and not to any particular provision of this GS Agreement;

(g)	the use of “or” is not intended to be exclusive, unless expressly indicated otherwise;

(h)	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this GS Agreement.

(i)	Unless the context dictates otherwise, an expression which denotes:

(i)	any one gender includes the other genders;

(ii)	a natural person includes an artificial person and vice versa and shall include its successors-in-title and assigns; and

(iii)	the singular includes the plural and vice versa.

1.3

When any number of days is prescribed in this GS Agreement, same shall be reckoned exclusively of the 1st (first) and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the immediately following Business Day.

1.4	In the event that the day for payment of any amount due in terms of this GS Agreement should fall on a day which is not a Business Day, then the relevant date for payment shall be the preceding Business Day.

1.5	Where any term is defined within the context of any particular clause in this GS Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this GS Agreement, notwithstanding that that term has not been defined in this interpretation clause.

1.6	Any reference to an enactment in this Agreement is to that enactment as at the Signature Date and as amended or re-enacted from time to time

1.7	The rule of construction that, in the event of an ambiguity, the contract shall be interpreted against the Party responsible for the drafting or preparation of the agreement, shall not apply in the interpretation of this GS Agreement.

1.8	The expiration or termination of this GS Agreement shall not affect such of the provisions of this GS Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.9	Save where the contrary is indicated, any reference in this GS Agreement to this GS Agreement or any other agreement or document shall be construed as a reference to this GS Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented.

2.	SERVICES

2.1	Except as otherwise provided herein, on the terms and subject to the conditions set forth herein, Exxaro using reasonable commercial endeavors provide, or cause one or more members of its Group to provide, the Acquired Companies with each of the Services listed on Exhibit A (each service listed on Exhibit A being a “Service” and, collectively, the “Services”) in each case, beginning on the “Start Date” set forth on Exhibit A for such Service and ending on the earlier of (a) the “End Date” set forth on Exhibit A for such Service, (b) the termination of this GS Agreement, or (c) the termination of such Service pursuant to Section 10.2 (each such duration, a “Service Term”).

2.2	The place of rendering services by Exxaro shall (mainly) be the Republic of South Africa. Nevertheless, Tronox may from time to time request that Services be rendered by Exxaro to the Australian Acquired Companies, which request Exxaro will accommodate, using reasonable commercial endeavors. To the extent that the Parties agree for any Services to be provided to the Australian Acquired Companies, then in such case Services and Acquired Companies shall be deemed to include Services provided to such companies hereunder, as well.

2.3	It is understood and agreed among the Parties that, notwithstanding any provision to the contrary in this GS Agreement, the Exxaro Group shall have no obligation whatsoever to upgrade systems, invest in product enhancements or increase staffing, capacity, functionality, reliability or any other aspect of any Service beyond the level that exists as of the date hereof with respect to any Service.

2.4	Notwithstanding anything to the contrary contained herein, during the Term, Tronox may from time to time request that Exxaro provide special services or projects in addition to the Services, and (subject to the mutual agreement of the Parties) Exxaro shall in its sole and absolute discretion provide such agreed special services or projects. If Exxaro, subject to its sole and absolute discretion, agrees to provide such additional services or projects, the Parties shall negotiate in good faith to establish the terms (including price) for providing such additional services or projects and, following agreement on such terms, Exhibit A hereof shall be amended, as applicable, to include such additions.

3.	STANDARDS OF PERFORMANCE: LEVEL OF SERVICES

3.1	With respect to any Service provided to the South African Acquired Companies, Exxaro shall, and shall cause the members of its Group to, perform such Service exercising the same degree of care, at the same general level and at the same general degree of accuracy and responsiveness, in each case as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own businesses and members of its Group where the services being provided are material to the Exxaro business (and in no event will the Services be provided in a less than diligent manner). Exxaro will ensure that all individuals performing any Services will have the education, training, knowledge, skill and capability necessary to perform the Services, in accordance with best industry practice.

3.2	In no event shall Tronox, with respect to any Service, be entitled to increase its use of such Service above that level of use specified in Exhibit A (increase) without the Steering Committee approving such increase. The increase shall be recorded in the approved minutes of the Steering Committee. Exxaro shall accommodate Tronox, to the extent that it is commercially reasonable to do so in relation to any requests regarding an increase in the levels of use as specified in Exhibit A. Notwithstanding anything to the contrary in this GS Agreement, Exxaro shall not be required to provide the South African Acquired Companies with levels of Services above the levels that existed prior to the date hereof or with the advantage of systems, equipment, facilities, training, services or improvements procured, obtained or made after the date hereof.

3.3	Notwithstanding anything to the contrary contained herein, Exxaro may, but is not required to, make changes from time to time in the manner in which any Service is provided if (a) Exxaro is making similar changes in the manner in which such Service is provided to it and members of its own Group, (b) Exxaro furnishes to Tronox substantially the same notice (if any) that Exxaro provides to members of its own Group with respect to such changes, and (c) such changes shall not create a substantial risk of a material disruption of the Tronox Group’s business or of the Tronox Group’s incurring a material loss or liability.

3.4	Exxaro shall nominate a representative to act as the primary contact person for the provision of all of the Services and the General Services (the “Service Coordinator”). The initial Service Coordinator shall be Joseph Rock (General Manager, Exxaro Services). Exxaro shall notify the relevant South African Acquired Company in writing of any change in the Service Coordinator. The South African Acquired Companies agree that all communications which relate to the provision of the Services and pertains to the following issues shall be directed, in writing, to the Service Coordinator:

(a)	additional expenditure or a potential loss estimated to equal or exceed US$10 000; or

(b)	conduct which may give rise to a breach of this Agreement or an agreement with a third party; or

(c)	a proposal to materially vary the provision of Services; or

(d)	a proposal to materially vary the manner in which the Services are to be provided; or

(e)	copies of notification provided in terms of clause 7 or clause 5.5; or

(f)	any fact, matter or circumstance of significance which could have a material effect on the provision of Services or on any provision or undertaking of this Agreement.

3.5	In order to monitor, coordinate and facilitate implementation of the terms and conditions of this GS Agreement, the Parties shall establish (a) a “Steering Committee” consisting of at least one senior manager from each of the Exxaro Group and the Tronox Group and whereby each such Group is equally represented and (b) an “Operating Committee” consisting, as necessary, of one representative of each of the Exxaro Group and the Tronox Group from each functional area that is the subject of Exhibit A (for such time as Service Terms within such functional areas are in effect). The Steering Committee shall provide general oversight of the terms and conditions of this GS Agreement and shall work in good faith to resolve any disputes arising under this GS Agreement as set forth under Section 6. The Operating Committee shall be responsible for the day-to-day operations related to the implementation of the terms and conditions of this GS Agreement and the exhibits hereto. Exxaro shall be entitled to elect to conduct the Steering Committee meetings and/or the Operating Committee Meetings (as the case may be) within the framework of existing internal Exxaro committee structures, in order to ensure efficiency and to avoid duplication. The initial Steering Committee and Operating Committee representatives shall not be changed by either Group on less than ten days’ prior written notice to the Service Coordinator of the other Group. The Steering Committee shall at a minimum meet once a quarter, and more frequently should it so agree. The Operating Committee representatives shall meet at least once a month and more frequently should it so resolve, during the Term of this GS Agreement; provided, the members of the Steering Committee and the Operating Committee may participate in meetings of such committees by means of conference telephone, videoconferencing or other communications equipment by means of which all persons participating in the meeting can hear each other. The Steering Committee and Operating Committee representative for each Group shall stay reasonably apprised of the activities of the employees, agents and contractors of such Group who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services The Steering Committing shall be authorized to approve the any expense reasonably incurred by Exxaro pursuant to the provisions of this GS Agreement. Actions of the Steering Committee shall require the approval of Steering Committee representatives from each of the Exxaro Group and the Tronox Group.

4.	RESOURCES

In connection with the Services, the Tronox Group shall make reasonably available for consultation with the Exxaro Group those retained employees and consultants or other service providers and employees of the Tronox Group reasonably necessary for the effective provision of such Services. Furthermore, the Tronox Group will provide the necessary access reasonably required by Exxaro to consult with the retained employees and consultants or other service providers and employees referred to above. Tronox shall also make available to Exxaro timeously all or any relevant information and do all things reasonably required by Exxaro to enable it to provide the Services.

4.1	The Parties confirm nothing in this Agreement shall be construed as varying the provisions of Section 7.11 of the Transaction Agreement. To the extent that any provision of this TS Agreement conflicts with the provision of Section 7.11 of the Transaction Agreement such provision shall be void.

5.	COOPERATION: AMICABLE DISPUTE RESOLUTION

5.1	The Parties shall cooperate in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging information, providing access to personnel, equipment, office space, electronic systems and other property and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder.

5.2	In the event of a dispute under this GS Agreement, either Party may give written notice to the other Party requesting that the Steering Committee try to resolve (but without any obligation to resolve) such dispute. Not later than ten days after said written notice, each Party shall submit to the other a written statement setting forth such Party’s description of the dispute, such Party’s position on such dispute, such Party’s recommended resolution and the reasons why such Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this GS Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Party pursuant to this Section 6 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

5.3	If the dispute continues unresolved for a period of five days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The initial negotiating meeting may be conducted by teleconference.

5.4	Not later than seven days after the commencement of negotiations under Section 5.3 above: (a) if the Steering Committee renders an agreed resolution on the matter in dispute, then both Parties shall be bound thereby; and (b) if the Steering Committee does not render an agreed resolution, then the dispute shall be submitted for resolution pursuant to Section 5.5.

5.5	Disputes arising under this GS Agreement and not resolved by the Steering Committee within seven days under clause (a) of Section 5.4 shall be submitted in writing to an appropriate executive officer of each Party. The executive officers shall attempt to resolve any dispute submitted to them for resolution in accordance with this Section 6.5 through consultation and negotiation, within 15 days after such submission (or such longer period as may be mutually agreed by the Parties). Absent a resolution within such 15 days period, any dispute related to, or in connection with, this GS Agreement shall be submitted by any executive officer of either Party for resolution by final and binding arbitration determined in accordance with clause 20.

6.	INTELLECTUAL PROPERTY

6.1	Unless otherwise agreed in writing by the Parties, all Exxaro work product, data or other materials and deliverables provided by or on behalf of Exxaro or any member of its Group to the South African Acquired Companies or any member of its Group in connection with the Services (collectively, “Work Product”), in whatever form or medium, and all intellectual property rights in or to any of the foregoing owned by any member of the Exxaro Group (collectively, the “Exxaro Intellectual Property”) will remain the exclusive property of, as applicable, Exxaro or a member of its Group.

6.2	All Work Product, data, software and any other materials or deliverables and any other intellectual property and tangible embodiments thereof generated, developed or otherwise created by or on behalf of the South African Acquired Companies (whether in the course of Exxaro’s provision of the Services or otherwise), in whatever form or medium, and all intellectual property rights in or to any of the foregoing will be owned by the South African Acquired Companies.

6.3	The Parties acknowledge that, in agreeing upon the Services to be provided by Exxaro under this GS Agreement, they may decide to allocate the ownership of intellectual property rights arising out of Exxaro’s provision of the Services differently for certain Services in this GS Agreement.

7.	EXCEPTIONS TO EXXARO’S OBLIGATION TO PERFORM

7.1	Exxaro shall not be required to provide a Service to the extent the performance of such Service would require the Exxaro Group to violate any applicable law or would result in the breach of any software license or other Contract with a Person not a member of the Exxaro Group but only to the extent that such breach is a consequence of the South African Acquired Companies’ failure to comply with an obligation to own or otherwise possess such software license, or to enter into such other Contract, that is expressly set forth in this GS Agreement and is applicable to the Services to be provided by Exxaro or agreed by the Parties as necessary or desirable for Exxaro to be able to provide the Services.

7.2	If Exxaro determines that it is no longer commercially viable to provide any Service (whether absolutely or in the manner in which the Service is to be performed) in accordance with the terms hereof, the Parties shall meet as soon as may be practicable after Exxaro has made such a decision, and in good faith cooperate so as to determine the best alternative approach to procure the provision of the Services. Until such alternative approach is found or the problem is otherwise resolved to the satisfaction of the Parties, Exxaro shall use commercially reasonable efforts to continue to provide such Service.

7.3

If Exxaro is objectively unable to modify its provision of such Service and no alternate approach to procure the provision of the Services is agreed, Exxaro will be excused from continuing to provide it without claim or penalty of any nature levied. If Exxaro is excused from providing a Service as set forth herein, then the amount payable to Exxaro for the Services will be reduced accordingly during the period in which Exxaro is not providing such Service. To the extent the Parties agree upon an alternative approach that requires payment of amounts above and beyond what Tronox is required to pay under this GS Agreement for such Service, such excess amounts shall be borne by Tronox, unless otherwise agreed by the Parties. Tronox may obtain replacement services or resources for the affected Service from a third party for the duration of such delay or inability to perform, and Tronox shall be liable for the payment of such substitute Services.

7.4	Notwithstanding anything to the contrary contained herein,

(a)	if either of the South African Acquired Companies (i) elect to decommission, replace, modify or change its information technology or communications systems or any other aspect of its business relationship relating to a Service in a manner that prevents Exxaro from providing such Service as required hereunder (in the understanding that Tronox shall provide Exxaro with five Business Days prior notice of any such election), or (ii) fail to acquire the hardware, software, information systems or other materials or third party services reasonably necessary for any Service and such failure prevents Exxaro from providing such Service as required hereunder, then, in each case, Exxaro shall have no liability whatsoever with respect to the effectiveness or quality of such Service and, following five Business Days prior written notice to Tronox, Exxaro shall be excused from the performance of such Service;

(b)	if Tronox is unable, despite Exxaro’s reasonable assistance and cooperation in accordance with Section 5.1 of this GS Agreement, to secure the agreement of third parties with whom Exxaro has outsourced certain Services to provide such Services to the Tronox Group, Exxaro shall have no liability whatsoever with respect to the effectiveness or quality of any Service that is prevented, hindered, or delayed thereby and, following five Business Days prior written notice to Tronox, Exxaro shall be excused from the performance of such Service;

(c)	if Tronox is unable, despite Exxaro’s cooperation to obtain any required transfer or assignment agreements or any other equivalent agreements necessary to transfer Contractual rights of the Exxaro Group that existed immediately prior to the Closing Date, Exxaro shall have no liability whatsoever with respect to the effectiveness or quality of any Service that is prevented, hindered, or delayed thereby and, following five Business Days prior written notice to Tronox, Exxaro shall be excused from the performance of such Service; and

(d)	Exxaro may suspend performance and the Tronox Group’s access to information technology or communications systems used by the Exxaro Group if, in Exxaro’s reasonable judgment, the integrity, security or performance of such systems, or any data stored thereon, is being or is likely to be jeopardized by the activities of any member of the Tronox Group, its employees, agents, representatives or contractors.

8.	Force Majeure

It shall not be a breach of this GS Agreement and the Parties shall not be liable for delay in performance or nonperformance of any term or condition of this GS Agreement directly or indirectly resulting from any fire, explosion, accident, disease, illness, flood, labor trouble or stoppage, civil disorder, war, terrorism (or threat thereof), atmospheric or weather condition, acts of God or any other causes beyond a party’s reasonable control (each, a “Force Majeure Event”). Upon the occurrence of any Force Majeure Event, the Party so affected in the discharge of its obligation shall promptly give written notice of such event to the other Party. The affected Party shall make every reasonable effort to remove or remedy the cause of such Force Majeure Event or mitigate its effect as quickly as may be possible. If such occurrence results in the suspension of all or part of the Services for 30 days, the Parties shall meet and determine the appropriate measures to be taken. Any delay or failure in performance by either Party thereto shall not constitute default hereunder or give rise to any claims for damages or loss of anticipated profits if, and to the extent that such delay or failure is caused by a Force Majeure Event. In a Force Majeure Event, Exxaro shall not be entitled to any compensation for any part of, or all of, the Services that is suspended because of such Force Majeure Event.

9.	PAYMENT AND AUDIT RIGHTS

9.1	Generally.

In consideration of each Service provided hereunder, during the Term of this GS Agreement, the South African Acquired Companies shall pay to Exxaro, on a monthly basis, an amount equal to the Service Costs attributable to the Services provided by the Exxaro Group during the prior month period. Services provided by the Exxaro Group to the South African Acquired Companies under this GS Agreement will have priority over the Services provided under the General Service Agreement, and Exxaro shall not separately invoice the South African Acquired Companies under the Services Agreement, nor shall the South African Acquired Companies owe any amounts hereunder, for any Services that may be characterized as Services under the Services Agreement and the General Services Agreement. With respect to any particular Service, if any, requiring additional payment by the South African Acquired Companies, the South African Acquired Companies shall pay Exxaro in accordance with the specifications set forth on the Exhibits. To the extent that, during the Term, the Parties use their reasonable commercial efforts to mutually agree to modify, amend, delete or add to the Services, the Parties shall cooperate to determine an equitable adjustment to the amounts paid by the South African Acquired Companies to Exxaro. For the avoidance of doubt however, no amendments to any of the Services, any Service Costs or anything else relating to this GS Agreement (Change) shall become effective and binding on the Parties without the Steering Committee approving such Change. The Change shall be operative once recorded in writing in the approved minutes of the Steering Committee.

9.2	Invoices.

With respect to the Services actually provided, Exxaro shall invoice the South African Acquired Companies the South African Acquired Companies on a monthly basis for all amounts due to Exxaro hereunder with respect to such Services. For the avoidance of doubt, it is hereby understood that, unless mutually agreed in writing among the Parties, amounts due hereunder shall consist solely of Service Costs. Such invoices shall be accompanied by a reasonable accounting of all invoiced amounts, all third party invoices and receipts related to such invoiced amounts and such other supporting documentation as may be reasonably requested by the South African Acquired Companies.

9.3	Payment.

The relevant South African Acquired Company [Note: If the Australian companies may be subject, all references throughout should just be “Acquired Companies and not “South African Acquired Company” NRSA Comment: Exxaro to confirm. If this is the case question applicability of JIBAR and payment in Rand] shall pay Exxaro for any properly invoiced amounts within 30 days of receipt of the invoice and other information required by Section 9.2; provided, however, that if the relevant South African Acquired Company shall have a bona fide dispute with the amount invoiced, then the relevant South African Acquired Company shall pay only the undisputed amount at such time, and the Parties shall seek to resolve such dispute in accordance with Section 5 of this GS Agreement. Unless the Parties otherwise agree, all payments hereunder shall be made by deposit of South African Rand in the requisite amount to such bank account as Exxaro may from time to time designate by notice to the South African Acquired Companies. Late payments of undisputed amounts (or payments of disputed amounts which are determined under this GS Agreement to be payable by the South African Acquired Companies) shall bear interest at the published one-month JIBAR Rate plus 2% per annum.

9.4	Quarterly Reconciliation.

Exxaro shall at the end of each quarter, reconcile the monthly invoices issued against the Services provided for the preceding quarter, so as to ensure the accuracy of the invoices issued in such period. To the extent that Tronox has been overcharged or undercharged for the provision of any Service, Exxaro shall reflect such sum as to Tronox’s credit or debit (as the case may be) in the following monthly invoice issued in terms of clause 9.2. Such figure shall be reflected clearly as a separate line item on the invoice as either a debit or credit with a brief explanation for the inclusion (“adjustment amount”). As regards credit amounts, Tronox shall pay the difference between the amount charged for Services under the monthly invoice and the amount reflected to its credit. Where an additional amount is indicated as a debit, Tronox shall pay the sum of the two figures. No interest shall be included in or levied on an adjustment amount.

9.5	Taxes.

(a)	Any Taxes assessed and levied on the provision of any Service hereunder shall be included in the Service Costs of such Services.

(b)	All Services are provided exclusive of VAT.

10.	CONFIDENTIALITY

10.1

With respect to any Service, Tronox agrees that (a) all software, hardware or data store, procedures and materials provided to the South African Acquired Companies by or on behalf of Exxaro in connection with such Service are solely for the use of the South African Acquired Companies and members of its Group solely for purposes of using such Services during the

Term (provided that benefits received by third parties in the ordinary course of business conducted with the South African Acquired Companies shall not be subject to this Section 10); (b) title to any software, hardware or data store or any other intellectual property or proprietary right of any kind used in performing such Service shall, as between the South African Acquired Companies and Exxaro, remain in Exxaro; (c) Neither Tronox nor the South African Acquired Companies shall copy, modify, reverse engineer, decompile, distribute or in any way alter or make derivative works of any software, hardware or data store used in performing such Service without Exxaro’s prior written consent; and (d) Tronox shall, and shall cause the member of the Tronox Group to, comply with any and all usage guidelines pertaining to any Service and provided by or on behalf of Exxaro, including any and all usage guidelines pertaining to software, data, or other intellectual property or proprietary rights. Notwithstanding the foregoing any software, hardware, data store, procedures or materials purchased for Tronox in connection with a Service or the independent functionality of Tronox, and any assets acquired or purchased by Tronox for its own account, shall not be subject to this Section 10.1.

10.2	The Parties acknowledge that, pursuant to the mutual provision of Services or as a result of the transfer of certain business operations and assets (including information technology, software and hardware) contemplated by the Transaction Agreement, each Party shall possess or have access (intentionally or inadvertently) to information that belongs to the other Party or has commercial value in that other Party’s business, and is not in the public domain, including information relating to its customers, suppliers, finances, operations, facilities and markets (“Confidential Information”). Neither Party shall disclose, use, sell, assign, lease nor otherwise dispose of the other Party’s Confidential Information, except as otherwise expressly permitted by this GS Agreement or the Transaction Agreement. Exxaro shall not, and shall use its commercially reasonable efforts to ensure that the Exxaro Group and its employees, contractors and other agents do not, use the Services to access any of Tronox’s Confidential Information that is outside the scope of the Service provided. Nothing in this Section 10.2 shall be construed as obligating any Party hereto to disclose its Confidential Information to any other Party, or as granting to or conferring on another Party, expressly or by implication, any rights or license to its Confidential Information, provided that the Parties acknowledge that, in order to perform the Services, Exxaro shall have custody of and usage of certain Tronox’s Confidential Information, and Tronox hereby grants to Exxaro the right to do so in accordance with this GS Agreement.

10.3	Notwithstanding Section 10.2, Information is not Confidential Information to the extent that: (a) the information is or becomes publicly available through no fault of the Party which received the information from the other Party; (b) the same information is rightfully in the possession of a Party prior to receipt of that information from another Party; provided, however that Tronox information or data that is in Exxaro’s possession prior to the Closing Date and is otherwise Confidential Information of Tronox shall be Confidential Information; (c) the same information is independently developed (without the use of another Party’s Confidential Information) by the Party which received that information from such other Party; or (d) the same information becomes available to a Party on a non-confidential basis from a source other than another Party hereto, which source, to the knowledge of the disclosing Party, is not prohibited from disclosing that information by a legal, contractual or fiduciary obligations to the Party about whom such information pertains.

10.4	Notwithstanding Section 10.2, a Party hereto shall not have violated the terms of this Section 9 for disclosing Confidential Information:

(a)	to third parties performing services required under this GS Agreement where (i) use of that Confidential Information by that third party is authorized under this GS Agreement; or (ii) disclosure is reasonably necessary or typically occurs in the natural course of the third party’s duties; provided, in each case, that the third party has executed a written confidentiality agreement under which the third party is obligated to maintain the confidentiality of the Confidential Information in a manner substantially equivalent to this GS Agreement, to the extent that such party is not already bound by a confidentiality undertaking, in which case there shall be no requirement for such party to enter into a written confidentiality agreement as contemplated in this clause;

(b)	in order to comply with any applicable Laws; provided that as soon as practicable and legally permitted the disclosing Party shall notify the Party whose Confidential Information was or is to be disclosed of the disclosure or possible disclosure under this subsection; or

(c)	to the disclosing Party’s independent auditors.

11.	TERM

11.1	The term of this GS Agreement (the “Term”) shall commence on the Closing Date and, unless earlier terminated in accordance with Section 11.2, shall continue until the End Date. This GS Agreement may only be extended by written agreement of the Parties as evidenced by the signature of authorized representatives of such Parties.

11.2	Notwithstanding the foregoing, the termination dates of any Service shall be as may set forth in Exhibit A;

11.3	With respect to any Service, Tronox may terminate the term of such Service upon 90 business days notice to Exxaro; provided, further, that if the Exxaro has appointed or otherwise engaged any employee, agent or subcontractor primarily for the purpose of rendering any of the Services to Tronox, the termination provisions of the relevant agreements shall prevail over this Section 11.3.

11.4	If, as a consequence of termination of a particular Service, or as a result of termination or expiry of this TS Agreement and in addition and subject to the provisions of Section 11.3 of this GS Agreement and Section 7.11 of the Transaction Agreement:

(a)

To the extent that Exxaro, appoints a new employee, agent or subcontractor for the specific purpose of rendering a service to Tronox, such appointment having been approved by Tronox, Exxaro shall, in the first instance, using its reasonable endeavors, attempt to redeploy such a person within Exxaro. If, and for whatever reason, such person exits the employment of Exxaro, Tronox shall pay the reasonable and direct costs incurred by Exxaro arising out of such person’s exit. Nothing in the clause shall relieve Exxaro of its obligations to any employee or contractor incurred in terms of South African labour laws. For the avoidance of doubt, based on the current circumstances anticipated with regards to the Transitional Services detailed in Exhibit A of this TS Agreement, Exxaro does not expect to require additional employees, agents or subcontractors to deliver these Services.

12.	STAFFING

12.1	Notwithstanding the provisions of section 6.2(i) of the Transaction Agreement, the South African Acquired Entities, may, at their sole and absolute discretion, offer full time employment to Exxaro employees who provide Services in terms of this GS Agreement, save for the provision of Services under Section 1 of Article A.

13.	CONSEQUENCES OF TERMINATION

13.1	Termination or expiration of this GS Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination, relinquishment, or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this GS Agreement.

13.2	Upon termination or expiration of this GS Agreement each Party, at the request of the other, shall return all relevant records and materials in its possession or control containing or comprising the other Party’s information and to which the returning Party does not retain rights hereunder (except one copy of which may be retained in such files for archival purposes)

14.	DISCLAIMER OF WARRANTIES

EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SERVICES TO BE PROVIDED UNDER THIS GS AGREEMENT ARE FURNISHED AS IS, WHERE IS, AND WITHOUT WARRANTY OF ANY KIND EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, ADEQUACY, OR COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN.

15.	DAMAGES

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY LOSSES THAT ARE NOT REASONABLY FORESEEABLE OR ANY DAMAGES FOR THE LOSS OF PROFITS, BUSINESS, ANTICIPATED SAVINGS, GOODWILL, OR THE LOSS OF OR DAMAGE TO DATA OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS GS AGREEMENT OR ITS TERMINATION OR ANY TRANSACTION CONTEMPLATED BY THIS GS AGREEMENT, WHETHER FOR

BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR DELICT (INCLUDING, NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

16.	INDEMNIFICATION

16.1	Exxaro hereby does and will indemnify, defend and hold harmless Tronox and each member of the Tronox Group and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives in respect of all Losses related to or arising from, (i) any breach by Exxaro or any member of the Exxaro Group of any representation, warranty, covenant or other obligation of this GS Agreement; (ii) any violation of law; (iii) any third party claim that the Services provided breach or infringe, misappropriate or otherwise conflict with any intellectual property rights of any Person (such claim, a “Third Party IP Claim”); (iv) any third party claim that the Services provided breach any license or other Contract (such claim, a “Third Party Contract Claim”) where any member of the Exxaro Group is a party to such license or other Contract; and (v) any Third Party Contract Claim where any member of the Tronox Group is a party to such license or other Contract but only to the extent that a Loss is proximately caused by the gross negligence, willful misconduct or fraud of Exxaro; except in the case of items (ii)-(iv), to the extent a Loss is proximately caused by (A) the gross negligence, willful misconduct or fraud of Tronox and/or the Acquired Companies (as the case may be)or (B) Tronox’s failure to arrange for appropriate intellectual property licenses or consents under Contracts which it (or any member of its Group) is a party and with respect to which Tronox and/or the South African Acquired Companies (as the case may be)knew, or reasonably should have known, that such licenses or consents would be required in order for Exxaro to perform any Service and had an obligation to obtain such licenses or consents under the GS Agreement (provided that neither Exxaro nor any member of its Group provided any such Services if Exxaro or any member of its Group knew, or reasonably should have known, that any required license(s) or consent(s) were not yet obtained).

16.2

Tronox and the South African Acquired Companies will indemnify, defend and hold harmless Exxaro and each member of the Exxaro Group and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives in respect of all Losses related to or arising from, (i) any breach by Tronox and/or the South African Acquired Companies (as the case may be)or any member of the Tronox Group of any representation, warranty, covenant or other obligation of the Transition Services Agreement; (ii) any violation of Law that is proximately caused by the gross negligence, willful misconduct or fraud of Tronox; (iii) a Third Party IP Claim that is proximately caused by the gross negligence, willful misconduct or fraud of Tronox and/or the Acquired Companies (as the case may be) or the failure of Tronox and/or the South African Acquired Companies (as the case may be) to arrange for appropriate intellectual property licenses for which Tronox and/or the South African Acquired Companies (as the case may be) knew, or reasonably should have known, that such licenses would be required in order for Exxaro to perform the Services and had an obligation to obtain such licenses under the GS Agreement (provided that neither Exxaro nor any member of its Group provided any such Services if Exxaro or any member of its Group knew, or reasonably should have known, that any required license(s) were not yet obtained); (iv) any Third Party Contract Claim where any member of the Tronox Group is a party, except to the extent a Loss is proximately caused by the gross negligence, willful misconduct or fraud of Exxaro; and (v) any Third Party Contract Claim where any member of the Exxaro Group is a party but only to the extent that a Loss is proximately caused by the gross negligence, willful misconduct or fraud of Tronox.

17.	SUBROGATION

If any liability arises from the performance of any Service hereunder by a third party contractor, the South African Acquired Companies shall be subrogated to such rights, if any, as Exxaro may have against such third party contractor.

18.	INDEPENDENT CONTRACTOR

At all times during the term of this GS Agreement, Exxaro shall be an independent contractor in providing the Services hereunder with the sole right to supervise, manage, operate, control and direct the performance of the Services and the sole obligation to employ, compensate and manage its employees and business affairs, provided that Exxaro will remain solely liable to Tronox for the acts and omissions of its subcontractors. Nothing contained in this GS Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any member of the Exxaro Group with respect to the indebtedness, Losses, obligations or actions of the other party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.

19.	COMPLIANCE WITH LAWS

Each Party will comply with all applicable laws, rules, ordinances and regulations of any Governmental Entity or regulatory agency governing the Services to be provided hereunder. No Party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

20.	MISCELLANEOUS

20.1	Notices.

(a)	Postal Address

(i)	Each Party chooses the address set out opposite its name below as its address to which any written notice in connection with this GS Agreement may be addressed.

(A)	Tronox: 3301 NW 150th Street

Oklahoma City, OK 73134 , United States

Telefax No.: +1 405 775 5155

Attention: The General Counsel

E-mail: michael.foster@tronox.com

(A)	Exxaro: Roger Dyason Road

Pretoria West, 0183, South Africa

Telefax No.: +27 12 307 4860

Attention: The Company Secretary

E-mail: Carina.Wessels@exxaro.com

(a)	Any notice of communication required or permitted to be given in terms of this GS Agreement shall be valid and effective only if in writing but it shall be competent to give notice of telefax.

(b)

Any Party may by written notice to the other Party change its chosen address and/or telefax number for the purposes of clause 19.1 to another postal address and/or telefax number, provided that the change shall become effective on the 14th (fourteenth) day after the receipt of the notice by the addressee.

(i)	any notice to a Party contained in a correctly addressed envelope;

(A)	and sent by pre-paid registered post to it at its chosen address in terms of clause 19.1 or

(B)	delivered by hand to a responsible person during ordinary business hours at its chosen address in terms of clause 19.1(a), shall be deemed to have been received in the case of clause 19.1(a)(c)(i), on the seventh Business Day after posting (unless the contrary is proved) and, in the case of clause 19.1(a)(c)(ii) on the day of delivery.

(ii)	Any notice by telefax to a Party at its telefax number shall be deemed, unless the contrary is proved, to have been received on the 1st (first) Business Day after the date of transmission.

(c)	Address for Service of Legal Documents

(i)	The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this GS Agreement as follows:

(A)	Tronox:

1 Stamford Plaza

Suite 1100, 263 Tresser Boulevard

Stamford, CT 06901

Attention: The General Counsel

(A)	The Company:

Exxaro: Roger Dyason Road

Pretoria West, 0183, South Africa

Attention: The Company Secretary

1.2	Either Party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address (other than a box number) in the Republic of South Africa, and any such change shall only be effective upon receipt of notice in writing by the other Party of such change.

1.3	All notices, demands, communications in respect of legal proceedings intended for a Party shall be made or given at its domicilium for the time being.

1.4	A notice sent by one Party to another Party shall be deemed to have been received on the same day if delivered by hand or sent by telefacsimile.

1.5	Notwithstanding anything to the contrary contained in this clause 19, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address.

1.6	Entire Agreement. This GS Agreement, together with the exhibits referred to herein, and the documents and instruments to be executed and delivered pursuant hereto, constitutes the entire understanding and agreement by and among the Parties with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such Parties with respect to the subject matter hereof.

1.7	Amendments and Waivers. This GS Agreement may be amended only by an instrument in writing signed by all of the Parties. The observance of any term of this GS Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the Party against whom such amendment or waiver is sought to be enforced. The waiver by any Party of a breach of any provision of this GS Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by any Party, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

1.8	Successors and Assigns. Neither this GS Agreement nor any rights hereunder may be ceded nor may any obligations be delegated by any Party without the prior written consent of the other Parties. This GS Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

1.9	Governing Law. This GS Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this GS Agreement, or for the breach or alleged breach thereof (whether in contract, in tort or otherwise) shall be governed by, and construed in accordance with, the laws of the Republic of South Africa, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction, either as to substance or procedure.

1.10	Severability. If any provisions of this GS Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this GS Agreement, the application of such provision in any other circumstances or the validity or enforceability of this GS Agreement.

1.11	Arbitration.

(a)	Subject to compliance with the provisions of clause 5, and except in respect of those provisions of this GS Agreement which provide for their own remedies that would be incompatible with arbitration, or if either Party institutes an urgent action against the other in any court of competent jurisdiction, any dispute arising from or in connection with this GS Agreement will be finally resolved in accordance with the Rules of the Arbitration Foundation of Southern Africa (the “Foundation”) by an arbitrator appointed by the Foundation.

(b)	The arbitrator shall be selected based on the subject matter under dispute in accordance with the following procedure:

(i)	if the subject in dispute is primarily an accounting matter, then the Arbitrator shall be an independent accountant agreed upon between the Parties;

(ii)	if the subject in dispute is primarily a legal matter, then the Arbitrator shall be a practicing senior counsel with no less than 10 years standing agreed upon between the Parties; and

(iii)	if the subject in dispute is any other matter, then the Arbitrator shall be an independent person agreed upon between the Parties.

(c)	If the Parties cannot agree upon a particular arbitrator in accordance with Section 18.7(c) above within seven Business Days after the arbitration has been demanded, the arbitration shall be selected by the President of the General Council of the Bar of South Africa or his/her successors in title, within seven Business Days after the Parties have failed to agree.

(d)	An aggrieved Party may appeal against the arbitration award within 10 Business Days after receipt of the arbitration award by lodging a notice of appeal with the other Party.

(e)	Three practicing senior counsel of at least 15 years standing shall be appointed as chairpersons of the appeal. If the Parties are unable to agree on the chairpersons for the appeal, then Section 18.7(d) shall apply mutatis mutandis with the changes required by the context. The chairpersons shall meet the Parties within seven days after their appointment to determine the procedure for the appeal.

(f)	The Parties irrevocably agree the arbitration proceedings will be conducted in South Africa.

(g)	The Parties irrevocably agree that the decision in these arbitration proceedings shall be binding on them and shall be carried into effect as if adopted by an order of any Court of competent jurisdiction.

(h)	This clause 18.7 will be severable from the rest of this GS Agreement so that it will operate and continue to operate notwithstanding any actual or alleged voidness, voidability, unenforceability, termination, cancellation, expiry, or accepted repudiation, of this GS Agreement.

(i)	Neither Party shall be entitled to withhold performance of any of their obligations in terms of this GS Agreement pending the settlement of, or decision in, any dispute arising between the Parties, and each Party shall in such circumstances continue to comply with their obligations in terms of this GS Agreement.

1.12	Counterparts. This GS Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Such counterpart executions may be transmitted to the Parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

1.13	Cooperation; Commercially Reasonable Efforts. The Parties shall cooperate in connection with all actions to be taken to consummate the transactions contemplated by this GS Agreement.

1.14	Further Acts and Documents. Each Party hereby agrees to execute and deliver such further instruments and do such further acts and things as may be necessary or desirable to carry out the purposes of this GS Agreement.

1.15	Interpretation. This GS Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either Party.

IN WITNESS WHEREOF, the Parties have executed this GS Agreement as of the date first above written.

TRONOX	TRONOX LIMITED

	By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Director

By:	/s/ Matthew A Paque
Name: Matthew A. Paque
Title: Secretary

[General Services Agreement]

EXXARO RESOURCES	EXXARO RESOURCES LIMITED

	By:	/s/ Riaan Koppeschaar
Name: Riaan Koppeschaar
Title: General Manager

EXXARO TSA SANDS	EXXARO TSA SANDS (PTY) LTD

	By:	/s/ Riaan Koppeschaar
Name: Riaan Koppeschaar
Title: General Manager

EXXARO SANDS	EXXARO SANDS (PTY) LTD

	By:	/s/ Riaan Koppeschaar
Name: Riaan Koppeschaar
Title: General Manager

[General Services Agreement]

EXHIBIT A

Services Provided by Exxaro and the Exxaro Group to the Tronox Group

Section 1

1.	Metallurgical Services

1.1	Start Date. Beginning on the Closing Date, Exxaro shall use commercially reasonable efforts to assist the South African Acquired Companies with respect to certain metallurgical services, which are to be provided by a division of Exxaro, Exxaro Metallurgical Services, or such divisions nominees.

1.2	End Date. Exxaro’s obligations pursuant to this Section 1.3 shall continue for three years unless extended in accordance with Section 10 of the Agreement. Either Party may, on a full years written notice to the other, cancel the provision of this Service.

1.3	Services. Subject to the terms and conditions of the Agreement, Exxaro’s services provided pursuant to this Section 1 shall include the following:

1.3.1	Pilot and laboratory testing of physical beneficiation type.

1.3.2	Mineralogy services.

1.3.3	Value-in-use studies.

1.3.4	Process engineering

1.4	Specific Provisions pertaining to Projects Budgetary Process and Planning

1.4.1	The South African Acquired Company being provided the Services (“the Service Receiving Party”) will submit as soon as possible after the Commencement Date and thereafter for each contract year, in writing an estimate to Exxaro Metallurgy in respect of the Services it is expected to require from Exxaro Metallurgy. The estimate shall detail, inter alia:

1.4.1.1	the nature and scope of the Services to be rendered;

1.4.1.2	the expected timeline within which the Services are to be rendered;

1.4.1.3	priorities of services to be rendered.

1.4.2	Exxaro Metallurgy shall, upon receipt of the indication, prepare a estimate of the anticipated timeframe required to render the Services and an estimate of the cost.

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1.4.3	The Service Receiving Party shall, however, be entitled to on reasonable notice (but at least 1 (one) month prior written notice in writing) inform Exxaro Metallurgy of any changes in its expected annual services requirements set out in clause 6.1.1 above. In the event where the Service Receiving Party fails to utilise the Services indicated in this Exhibit, Exxaro Metallurgy shall be entitled to utilise its available resources for other purposes.

1.5	Specific Services

1.5.1	The Parties agree to apply the following procedures in order to ensure that a request for a quotation (RFQ) process be followed insofar as the costing, scope and timeline for specific projects contained in the Budget concerned:

1.5.2	The Service Receiving Party will submit a RFQ to Exxaro Metallurgy in respect of the Services it is expected to require from Exxaro Metallurgy. The indication shall detail, inter alia:

1.5.2.1	the precise nature and scope of the Services to be rendered, including the deliverables;

1.5.2.2	the expected timeline within which the Services are to be rendered;

1.5.2.3	the standards, service levels and other performance criteria to which the Services are to be rendered;

1.5.2.4	such further conditions and information that may be relevant to the rendering of the specific Services;

1.5.2.5	specifications concerning invoice requirements and payment dates at specified milestone dates.

1.5.3	Exxaro Metallurgy will submit a project charter to the Service Receiving Party in response to the RFQ in respect of the cost, scope and timeline of the specific request. The project charter shall detail, inter alia:

1.5.3.1	the scope of technical work to be conducted, including the test program if applicable to the specific service;

1.5.3.2	the detail timeline of the project with milestones;

1.5.3.3	the resources utilized, including external parties and contractors;

1.5.3.4	the cost of the specific project, including invoicing dates and direct procurements

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1.5.4	The Service Receiving Party shall approve the project charter provided in terms of 1.5.3 in writing.

1.5.5	Commencement of the Service will start on receipt of the approved project charter.

1.5.6	Changes to the project charter needs to be agreed and approved by Exxaro Metallurgical and the Service Receiving Party. A Scope Change Form will be submitted by Exxaro Metallurgy to the Service Receiving Party for approval. The Scope Change Form shall detail, inter alia:

1.5.6.1	reason for scope change;

1.5.6.2	impact of changes on either the project timeline, project cost or deliverables.

1.5.6	Exxaro Metallurgy shall, upon receipt of the RFQ, prepare a quote detailing the anticipated number of hours required to render the Services and specifying the rate applicable to the rendering of the Services, it being agreed and understood that the rates to be charged by Exxaro Metallurgy shall be fixed for 2012 specified in Addendum “B” and thereafter increase by an agreed amount for each contract year.

1.5.7	Exxaro Metallurgy shall furthermore submit monthly written progress reports to the Service Receiving Party in respect of the Services rendered at such intervals as may be reasonably required by the Service Receiving Party on written request from the Service Receiving Party.

1.5.8	Notwithstanding the general provisions of clause 12, clause 6.2 (i) of the Transaction Agreement shall not apply to Services provided in terms of this Section 1.

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